News Release

Contact: Tito L. Lima
Treasurer
(814) 765-9621
FOR IMMEDIATE RELEASE

CNB FINANCIAL CORPORATION REPORTS FIRST QUARTER 2022 EARNINGS PER SHARE OF $0.84 COMPARED TO $0.78 FOR FIRST QUARTER 2021

Clearfield, Pennsylvania – April 18, 2022

CNB Financial Corporation (“CNB” or the “Corporation”) (NASDAQ: CCNE), the parent company of CNB Bank, today announced its earnings for the quarter ended March 31, 2022.

Joseph B. Bower, Jr., President and CEO, stated, “The robust loan growth across all of our markets, along with diligent investment activities during our first quarter have positioned a portion of our excess liquidity into higher earning assets. Through the hard work of our entire team, this growth early in the year should provide for another strong performance for CNB, following its record net income in 2021 and a positive first quarter of 2022."

Executive Summary

•Net income available to common was $14.2 million, or $0.84 per diluted common share, for the three months March 31, 2022, compared to $13.1 million, or $0.78 per diluted share, for the three months ended March 31, 2021, reflecting increases of $1.1 million, or 8.1%, and $0.06 per diluted share, or 7.7%. Earnings for the three months ended March 31, 2022 benefited from growth in commercial loans, stable credit quality and higher non-interest income.

•At March 31, 2022, excluding the impact of syndicated loans and Paycheck Protection Program ("PPP") loans, net of PPP deferred processing fees (such loans, the "PPP-related loans"), the Corporation's loan portfolio totaled $3.6 billion, representing an increase of $127.0 million, or 3.7% (14.9% annualized), from December 31, 2021. The growth was primarily driven by the Corporation's ongoing expansion in the Cleveland and Southwest Virginia regions, combined with continued strong growth in its Private Banking division, and increased lending opportunities in other regions in which the Corporation operates.

◦As part of the liquidity management strategies first implemented by the Corporation in 2020, the three months ended March 31, 2022 reflected an increase in syndicated lending balances of $21.3 million from December 31, 2021. The syndicated loan portfolio totaled $147.1 million, or 3.9% of total loans, excluding PPP-related loans, at March 31, 2022.

•At March 31, 2022, total deposits were $4.7 billion, reflecting a decrease of $24.8 million, or 0.5% (2.1% annualized), from December 31, 2021. While non-interest bearing deposits increased approximately $25.5 million, or 3.2% (13.1% annualized), total interest bearing deposits of $3.9 billion, at March 31, 2022, decreased approximately $50.3 million, or 1.3% (5.1% annualized), from December 31, 2021. The number of households across all regions increased 0.9% (3.7% annualized) from December 31, 2021.

•Total nonperforming assets decreased to $20.1 million, or 0.38%, of total assets, as of March 31, 2022, compared to $20.3 million, or 0.38% of total assets, as of December 31, 2021, and $33.6 million, or 0.69% of total assets, as of March 31, 2021. In addition, for the three months ended March 31, 2022, net loan charge-offs were $528 thousand, or 0.06% of total average loans, compared to $907 thousand, or 0.11% of total average loans, during the three months ended March 31, 2021.

•Pre-provision net revenue ("PPNR"), a non-GAAP measure, was $20.4 million for the three months ended March 31, 2022, compared to $19.6 million for the three months ended March 31, 2021, reflecting an increase of $823 thousand, or 4.2%.1

1 This release contains references to certain financial measures that are not defined under U.S. Generally Accepted Accounting Principles ("GAAP"). Management believes that these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results of operations with prior periods and show the effects of significant gains and charges in the periods presented. A reconciliation of these non-GAAP financial measures is provided in the "Non-GAAP Reconciliations" section.

Balance Sheet and Liquidity Highlights

•At March 31, 2022, the Corporation’s cash and equivalents position was approximately $405.0 million, including excess liquidity of $352.9 million held at the Federal Reserve, reflecting, in management's view, a strong liquidity level to support both existing operations and future loan and investment portfolio growth.

•During January 2022, investments with an amortized cost of approximately $100.6 million and a fair value of $101.1 million were transferred from available-for-sale to held-to-maturity as a result of the Corporation's asset/liability management strategies. The transfer included $95.7 million of U.S. Government agency mortgage-backed securities and $4.9 million of U.S. Treasury notes. These bonds will still provide liquidity through pledging and can be utilized as collateral against borrowings.

•Book value per common share was $21.83 at March 31, 2022, representing an increase of 2.4% from $21.31 at March 31, 2021. Tangible book value per common share, a non-GAAP measure, was $19.21 as of March 31, 2022, reflecting an increase of 2.8% from a tangible book value per common share of $18.69 as of March 31, 2021.1 The increases in book value per common share and tangible book value per common share for the twelve months ended March 31, 2022 were primarily due to increases in retained earnings of $42.8 million, net of dividends, partially offset by an $33.3 million decrease in accumulated other comprehensive income primarily from unrealized valuation changes in the available-for-sale investment portfolio.

Customer Support Strategies and Loan Portfolio Profile

•As of March 31, 2022, the Corporation had outstanding $19.1 million in PPP loans at a rate of 1.00%, representing 145 PPP loan relationships, and deferred PPP processing fees of approximately $655 thousand. For the three months ended March 31, 2022, the Corporation recognized $1.2 million in deferred PPP processing fees ("PPP-related fees") compared to $2.7 million in PPP-related fees for the three months ended March 31, 2021. The outstanding balance of PPP loans at March 31, 2022 included loans from two different origination years: (i) $154 thousand, or 5 loans from the Corporation's participation in the PPP in 2020, and (ii) $18.9 million, or 140 loans, from the Corporation’s participation in the PPP in 2021.

Performance Ratios

•Annualized return on average equity was 13.99% for the three months ended March 31, 2022, compared to 13.68% for the three months ended March 31, 2021. Annualized return on average tangible common equity, a non-GAAP measure, was 16.91% and 16.70% for the same periods in 2022 and 2021, respectively.1

•Efficiency ratio, a non-GAAP ratio, was 60.53% for the three months ended March 31, 2022, compared to 58.18% for the three months ended March 31, 2021,1 primarily as a result of costs associated with the Corporation’s expansion into the Southwest Virginia region, coupled with its continued investments in customer-related technology.

Revenue

•Total revenue (comprised of net interest income plus non-interest income) was $52.3 million for the three months ended March 31, 2022, an increase of $4.9 million, or 10.4%, from the three months ended March 31, 2021, primarily due to the following:

◦Net interest income of $42.6 million for the three months ended March 31, 2022 increased $3.5 million, or 8.9%, from the three months ended March 31, 2021, primarily as a result of loan growth and various deposit pricing and liquidity strategies. Included in net interest income were PPP-related fees, which totaled approximately $1.2 million for the three months ended March 31, 2022, compared to $2.7 million for the three months ended March 31, 2021.

◦Net interest margin on a fully tax-equivalent basis was 3.48% and 3.56% for the three months ended March 31, 2022 and 2021, respectively.1

▪The yield on earning assets of 3.78% for the three months ended March 31, 2022 decreased 25 basis points from 4.03% for the three months ended March 31, 2021, primarily as a result of the lower interest rate environment and lower PPP-related fees, partially offset by a lower level of excess cash at the Federal Reserve. The cost of interest-bearing liabilities decreased 20 basis points from 0.57% for the three months ended March 31, 2021 to 0.37% for the three months ended March 31, 2022, primarily as a result of the Corporation’s targeted deposit rate reductions.

•Total non-interest income was $9.7 million for the three months ended March 31, 2022, representing an increase of $1.4 million, or 17.2%, from the same period in 2021. Included in non-interest income for the three months ended March 31, 2022 was $651 thousand in net realized gains on available-for-sale securities. Excluding the impact of the realized gains on available for sale securities, a non-GAAP measure, for the three months ended March 31, 2022, total non-interest income for the three months ended March 31, 2022 increased $764 thousand, or 9.3%, from the same period in 2021.1 During the three months ended March 31, 2022, Wealth and Asset Management fees increased $261 thousand, or 17.1%, compared to the three months ended March 31, 2021. Other significant improvements during the three months ended March 31, 2022 included increased income from charges on deposits and pass through income from SBIC partnerships resulting from, partially offset by decreased mortgage banking activity.

Non-Interest Expense

•For the three months ended March 31, 2022, total non-interest expense was $31.9 million, reflecting an increase of $4.1 million, or 14.7%, from the three months ended March 31, 2021. The first quarter of 2022 included the expenses related to hiring additional personnel in the Corporation's growth regions of Cleveland and Southwest Virginia. Also, the first quarter of 2022 included increased investments in technology aimed at enhancing customer experience.

Income Taxes

•Income tax expense was $3.5 million, representing a 18.6% effective tax rate, and $3.3 million, representing a 18.7% effective tax rate, for the three months ended March 31, 2022 and 2021, respectively.

Asset Quality

•Total nonperforming assets were $20.1 million, or 0.38%, of total assets, as of March 31, 2022, compared to $20.3 million, or 0.38% of total assets, as of December 31, 2021, and $33.6 million, or 0.69% of total assets as of March 31, 2021. The reduction in non-performing assets resulted primarily from the resolution of an $8.7 million commercial real estate loan relationship and a $1.4 million non-performing commercial real estate loan relationship with no additional loss to the Corporation in the fourth quarter of 2021.

•The allowance for credit losses measured as a percentage of loans was 1.01% as of March 31, 2022, compared to 1.03% as of December 31, 2021 and 1.05% as of March 31, 2021. The allowance for credit losses measured as a percentage of loans, net of PPP-related loans, a non-GAAP measure, was 1.02% as of March 31, 2022, compared to 1.05% as of December 31, 2021 and 1.11% as of March 31, 2021.1 In addition, the allowance for credit losses as a measured as a percentage of nonaccrual loans was 196.7% as of March 31, 2022, compared to 193.6% at December 31, 2021 and 111.5% as of March 31, 2021.

•Provision for credit losses was $1.6 million for the three months ended March 31, 2022, compared to $2.1 million for March 31, 2021. Included in the provision for credit losses for the three months ended March 31, 2022 was $586 thousand related to the allowance for unfunded commitments compared to zero for the three months ended March 31, 2021.

•For the three months ended March 31, 2022, net loan charge-offs were $528 thousand, or 0.06% (annualized) of total average loans, compared to $907 thousand, or 0.11% (annualized) of total average loans, during the three months ended March 31, 2021.

Capital

•As of March 31, 2022, the Corporation’s total shareholders’ equity was $425.9 million, representing a decrease of $16.9 million, or 3.8%, from December 31, 2021, primarily as a result of growth in organic earnings, offset by a decrease in accumulated other comprehensive income and payment of common and preferred stock dividends to the Corporation's common and preferred shareholders during the three months ended March 31, 2022.

•Regulatory capital ratios for the Corporation exceeded regulatory “well-capitalized” levels at March 31, 2022, and continue to support the Corporation's growth strategy.

•As of March 31, 2022, the Corporation’s ratio of tangible common equity to tangible assets of 6.18%, a non-GAAP measure, reflected the impact of approximately $18.4 million in PPP-related loans as well as the Corporation's significant excess liquidity. Excluding PPP-related loans and excess liquidity of $352.9 million at March 31, 2022, the Corporation’s adjusted ratio of tangible common equity to tangible assets of 6.65% represent a decrease from the December 31, 2021 adjusted ratio of 7.48%, primarily as a result of the decrease in accumulated other comprehensive income, partially offset by increases in retained earnings, net of dividends.1

About CNB Financial Corporation

CNB Financial Corporation is a financial holding company with consolidated assets of approximately $5.3 billion. CNB Financial Corporation conducts business primarily through its principal subsidiary, CNB Bank. CNB Bank is a full-service bank engaging in a full range of banking activities and services, including trust and wealth management services, for individual, business, governmental, and institutional customers. CNB Bank operations include a private banking division, two loan production offices, one drive-up office and 45 full-service offices in Pennsylvania, Ohio, New York and Virginia. CNB Bank’s divisions include ERIEBANK, based in Erie, Pennsylvania, with offices Northwest Pennsylvania and Northeast Ohio; FCBank, based in Worthington, Ohio, with offices in Central Ohio; BankOnBuffalo, based in Buffalo, New York, with offices in Western New York; and Ridge View Bank, with loan production offices in the Southwest Virginia region. CNB Bank is headquartered in Clearfield, Pennsylvania, with offices in Central and North Central Pennsylvania. Additional information about CNB Financial Corporation may be found at www.CNBBank.bank.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to CNB’s financial condition, liquidity, results of operations, future performance and business. These forward-looking statements are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that are not historical facts. Forward-looking statements include statements with respect to beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors (some of which are beyond CNB’s control). Forward-looking statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would” and “could.” CNB’s actual results may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Such known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from the statements, include, but are not limited to, (i) the duration, severity and scope of the COVID-19 pandemic and its impact on our customers and demand for financial services; (ii) actions governments, businesses and individuals take in response to the pandemic; (iii) the direct and indirect economic effects of the pandemic and containment measures; (iv) treatment developments, public adoption rates of COVID-19 vaccines, including booster shots, and their effectiveness against emerging variants of COVID-19, including the Delta and Omicron variants; (v) the pace of recovery when the COVID-19 pandemic subsides; (vi) changes in general business, industry or economic conditions or competition; (vii) changes in any applicable law, rule, regulation, policy, guideline or practice governing or affecting financial holding companies and their subsidiaries or with respect to tax or accounting principles or otherwise; (viii) adverse changes or conditions in capital and financial markets; (ix) changes in interest rates; (x) higher than expected costs or other difficulties related to integration of combined or merged businesses; (xi) the effects of business combinations and other acquisition transactions, including the inability to realize our loan and investment portfolios; (xii) changes in the quality or composition of our loan and investment portfolios; (xiii) adequacy of loan loss reserves; (xiv) increased competition; (xv) loss of certain key officers; (xvi) deposit attrition; (xvii) rapidly changing technology; (xviii) unanticipated regulatory or judicial proceedings and liabilities and other costs; (xix) changes in the cost of funds, demand for loan products or demand for financial services; and (xx) other economic, competitive, governmental or technological factors affecting our operations, markets, products, services and prices. Such developments could have an adverse impact on CNB's financial position and results of operations. For more information about factors that could cause actual results to differ from those discussed in the forward-looking statements, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of and the forward-looking statement disclaimers in CNB’s annual and quarterly reports.

The forward-looking statements are based upon management’s beliefs and assumptions and are made as of the date of this press release. CNB undertakes no obligation to publicly update or revise any forward-looking statements included in this press release or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise, except to the extent required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur and you should not put undue reliance on any forward-looking statements.

Financial Tables

The following tables supplement the financial highlights described previously for CNB. All dollars are stated in thousands, except share and per share data.

	(unaudited)
	Three Months Ended
	March 31,
			%
	2022	2021	change
Income Statement
Interest and fees on loans	$41,150	$38,408	7.1%
Processing fees on PPP loans	1,237	2,731	(54.7)%
Interest and dividends on securities and cash and cash equivalents	3,867	3,156	22.5%
Interest expense	3,637	5,174	(29.7)%
Net interest income	42,617	39,121	8.9%
Provision for credit losses	1,643	2,122	(22.6)%
Net interest income after provision for credit losses	40,974	36,999	10.7%

Non-interest income
Service charges on deposit accounts	1,757	1,348	30.3%
Other service charges and fees	655	490	33.7%
Wealth and asset management fees	1,783	1,522	17.1%
Net realized gains on available-for-sale securities	651	0	NA
Net realized and unrealized gains (losses) on equity securities	(394)	120	(428.3)%
Mortgage banking	475	1,235	(61.5)%
Bank owned life insurance	694	940	(26.2)%
Card processing and interchange income	1,809	1,834	(1.4)%
Other	2,224	750	196.5%
Total non-interest income	9,654	8,239	17.2%
Non-interest expenses
Salaries and benefits	16,988	14,573	16.6%
Net occupancy expense of premises	3,230	3,269	(1.2)%
Technology expense	3,372	2,670	26.3%
State and local taxes	1,048	1,017	3.0%
Legal, professional, and examination fees	837	1,153	(27.4)%
FDIC insurance premiums	723	616	17.4%
Core Deposit Intangible amortization	25	28	(10.7)%
Card processing and interchange expenses	1,029	680	51.3%
Other	4,640	3,798	22.2%
Total non-interest expenses	31,892	27,804	14.7%

Income before income taxes	18,736	17,434	7.5%
Income tax expense	3,491	3,253	7.3%
Net income	15,245	14,181	7.5%
Preferred stock dividends	1,075	1,075	NA
Net income available to common stockholders	$14,170	$13,106	8.1%

Average diluted common shares outstanding	16,844,106	16,798,828

Diluted earnings per common share	$0.84	$0.78	7.7%
Cash dividends per common share	$0.175	$0.170	2.9%

Dividend payout ratio	21%	22%

	(unaudited)
	Three Months Ended
	March 31,
	2022	2021
Average Balances
Loans	$3,668,716	$3,386,168
Investment securities	805,118	615,407
Total earning assets	4,982,296	4,509,662
Total assets	5,291,353	4,781,217
Non interest-bearing deposits	804,964	652,080
Interest-bearing deposits	3,873,910	3,579,848
Shareholders' equity	441,810	420,449
Tangible common shareholders' equity (1)	339,825	318,358

Average Yields
Loans	4.72%	4.95%
Investment securities	1.82%	2.11%
Total earning assets	3.78%	4.03%
Interest-bearing deposits	0.28%	0.48%
Interest-bearing liabilities	0.37%	0.57%

Performance Ratios (annualized)
Return on average assets	1.17%	1.20%
Return on average equity	13.99%	13.68%
Return on average tangible common equity (1)	16.91%	16.70%
Net interest margin, fully tax equivalent basis (1)	3.48%	3.56%
Efficiency Ratio (1)	60.53%	58.18%

Net Loan Charge-Offs
CNB Bank net loan charge-offs	$158	$652
Holiday Financial net loan charge-offs	370	255
Total net loan charge-offs	$528	$907

Annualized net loan charge-offs / average loans	0.06%	0.11%

	(unaudited)		(unaudited)	% change	% change
	March 31,	December 31,	March 31,	versus	versus
	2022	2021	2021	12/31/21	03/31/21
Ending Balance Sheet
PPP, net of deferred processing fees	$18,416	$45,203	$195,025	(59.3)%	(90.6)%
Syndicated	147,085	125,761	21,122	17.0%	596.4%
All Other	3,590,862	3,463,828	3,184,837	3.7%	12.7%
Total Loans	3,756,363	3,634,792	3,400,984	3.3%	10.4%
Loans held for sale	1,563	849	1,897	84.1%	(17.6)%
Investment securities - available for sale & equity	549,654	707,557	620,338	(22.3)%	(11.4)%
Investment securities - held to maturity	307,597	0	0	NA	NA
FHLB and other equity interests	2,946	2,966	2,554	(0.7)%	15.3%
Other earning assets	357,837	689,758	609,725	(48.1)%	(41.3)%
Total earning assets	4,975,960	5,035,922	4,635,498	(1.2)%	7.3%
Allowance for credit losses	(38,117)	(37,588)	(35,555)	1.4%	7.2%
Goodwill	43,749	43,749	43,749	0.0%	0.0%
Core deposit intangible	435	460	539	(5.4)%	(19.3)%
Other assets	301,973	286,396	259,379	5.4%	16.4%
Total assets	$5,284,000	$5,328,939	$4,903,610	(0.8)%	7.8%

Non-interest bearing demand deposits	$817,611	$792,086	$699,231	3.2%	16.9%
Interest bearing demand deposits	1,060,951	1,079,336	941,630	(1.7)%	12.7%
Savings	2,474,362	2,457,745	2,258,250	0.7%	9.6%
Certificates of Deposit	337,939	386,452	458,989	(12.6)%	(26.4)%
Total deposits	4,690,863	4,715,619	4,358,100	(0.5)%	7.6%
Subordinated debentures	20,620	20,620	20,620	0.0%	0.0%
Subordinated notes, net of issuance costs	83,736	83,661	50,000	0.1%	67.5%
Other liabilities	62,846	66,192	57,287	(5.1)%	9.7%
Total liabilities	4,858,065	4,886,092	4,486,007	(0.6)%	8.3%
Common stock	0	0	0	NA	NA
Preferred stock	57,785	57,785	57,785	NA	NA
Additional paid in capital	126,703	127,351	126,572	(0.5)%	0.1%
Retained earnings	271,792	260,582	228,973	4.3%	18.7%
Treasury stock	(2,998)	(2,477)	(1,671)	21.0%	79.4%
Accumulated other comprehensive income (loss)	(27,347)	(394)	5,944	6,840.9%	(560.1)%
Total shareholders' equity	425,935	442,847	417,603	(3.8)%	2.0%

Total liabilities and shareholders' equity	$5,284,000	$5,328,939	$4,903,610	(0.8)%	7.8%

Ending shares outstanding	16,860,698	16,855,062	16,884,584

Book value per common share	$21.83	$22.85	$21.31	(4.5)%	2.4%
Tangible book value per common share (1)	$19.21	$20.22	$18.69	(5.0)%	2.8%

Capital Ratios
Tangible common equity / tangible assets (1)	6.18%	6.45%	6.49%
Tangible common equity / tangible assets, net of PPP-related loans and excess liquidity at the Federal Reserve(1)	6.65%	7.48%	7.77%
Tier 1 leverage ratio (3)	8.30%	8.22%	8.34%
Common equity tier 1 ratio (3)	9.37%	9.65%	9.79%
Tier 1 risk based ratio (3)	11.40%	11.79%	12.18%
Total risk based ratio (3)	14.44%	14.92%	14.60%

	(unaudited)		(unaudited)
	March 31,	December 31,	March 31,
	2022	2021	2021
Asset Quality
Non accrual loans(2)	$19,378	$19,420	$31,882
Loans 90+ days past due and accruing	52	168	987
Total nonperforming loans	19,430	19,588	32,869
Other real estate owned	689	707	770
Total nonperforming assets	$20,119	$20,295	$33,639

Loans modified in a troubled debt restructuring (TDR):
Performing TDR loans	$10,702	$9,006	$10,400
Nonperforming TDR loans (2)	7,379	7,600	6,705
Total TDR loans	$18,081	$16,606	$17,105

Nonperforming assets / Loans + OREO	0.54%	0.56%	0.99%
Nonperforming assets / Total assets	0.38%	0.38%	0.69%
Ratio of allowance for credit losses on loans to nonaccrual loans	196.70%	193.55%	111.52%
Allowance for credit losses / Loans	1.01%	1.03%	1.05%
Allowance for credit losses / Loans, net of PPP-related loans (1)	1.02%	1.05%	1.11%

(1) Management uses non-GAAP financial information in its analysis of the Corporation’s performance. Management believes that these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results of operations with prior periods and show the effects of significant gains and charges in the periods presented. The Corporation’s management believes that investors may use these non-GAAP measures to analyze the Corporation’s financial performance without the impact of unusual items or events that may obscure trends in the Corporation’s underlying performance. This non-GAAP data should be considered in addition to results prepared in accordance with GAAP, and is not a substitute for, or superior to, GAAP results. Limitations associated with non-GAAP financial measures include the risks that persons might disagree as to the appropriateness of items included in these measures and that different companies might calculate these measures differently. A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).

(2) Nonperforming TDR loans are also included in the balance of nonaccrual loans in the previous table.
(3) Capital ratios as of March 31, 2022 are estimated pending final regulatory filings.

Non-GAAP Reconciliations (1):
	(unaudited)		(unaudited)
	March 31,	December 31,	March 31,
	2022	2021	2021
Calculation of tangible book value per share and tangible common equity/tangible assets:
Shareholders' equity	$425,935	$442,847	$417,603
Less: preferred equity	57,785	57,785	57,785
Less: goodwill	43,749	43,749	43,749
Less: core deposit intangible	435	460	539
Tangible common equity	$323,966	$340,853	$315,530

Total assets	$5,284,000	$5,328,939	$4,903,610
Less: goodwill	43,749	43,749	43,749
Less: core deposit intangible	435	460	539
Tangible assets	$5,239,816	$5,284,730	$4,859,322

Ending shares outstanding	16,860,698	16,855,062	16,884,584

Tangible book value per common share	$19.21	$20.22	$18.69
Tangible common equity/Tangible assets	6.18%	6.45%	6.49%

Non-GAAP Reconciliations (1):
	(unaudited)		(unaudited)
	March 31,	December 31,	March 31,
	2022	2021	2021
Calculation of tangible common equity/tangible assets, net of PPP-related loans and excess liquidity at the Federal Reserve:
Tangible common equity	$323,966	$340,853	$315,530

Tangible assets	$5,239,816	$5,284,730	$4,859,322
Less: PPP-related loans	18,416	45,203	195,025
Less: Excess liquidity at the Federal Reserve	352,901	684,306	604,545
Adjusted tangible assets	$4,868,499	$4,555,221	$4,059,752

Adjusted tangible common equity/tangible assets	6.65%	7.48%	7.77%

Non-GAAP Reconciliations (1):
	(unaudited)		(unaudited)
	March 31,	December 31,	March 31,
	2022	2021	2021
Calculation of allowance / loans, net of PPP-related loans:
Total allowance for credit losses	$38,117	$37,588	$35,555

Total loans	$3,756,363	$3,634,792	$3,400,984
Less: PPP-related loans	18,416	45,203	195,025
Adjusted total loans, net of PPP-related loans (non-GAAP)	$3,737,947	$3,589,589	$3,205,959

Adjusted allowance / loans, net of PPP-related loans (non-GAAP)	1.02%	1.05%	1.11%

Non-GAAP Reconciliations (1):

	(unaudited)
	Three Months Ended
	March 31,
	2022	2021
Calculation of net interest margin (fully tax equivalent basis):
Interest income (fully tax equivalent basis) (non-GAAP)	$46,535	$44,619
Interest expense (fully tax equivalent basis) (non-GAAP)	3,637	5,174
Net interest income (fully tax equivalent basis) (non-GAAP)	$42,898	$39,445

Average total earning assets	$4,982,296	$4,509,662
Less: average mark to market adjustment on investments	(10,560)	17,310
Adjusted average total earning assets, net of mark to market (non-GAAP)	$4,992,856	$4,492,352

Net interest margin, fully tax equivalent basis (non-GAAP) (annualized)	3.48%	3.56%

Non-GAAP Reconciliations (1):

	(unaudited)
	Three Months Ended
	March 31,
	2022	2021
Calculation of efficiency ratio:
Non-interest expense	$31,892	$27,804
Less: core deposit intangible amortization	25	28
Adjusted non-interest expense (non-GAAP)	$31,867	$27,776

Non-interest income	$9,654	$8,239

Net interest income	$42,617	$39,121
Less: tax exempt investment and loan income, net of TEFRA (non-GAAP)	1,327	1,304
Add: tax exempt investment and loan income (non-GAAP) (tax-equivalent)	1,703	1,689
Adjusted net interest income (non-GAAP)	42,993	39,506
Adjusted net revenue (non-GAAP) (tax-equivalent)	$52,647	$47,745
Efficiency ratio	60.53%	58.18%

Non-GAAP Reconciliations (1):

	(unaudited)
	Three Months Ended
	March 31,
	2022	2021
Calculation of PPNR:
Net interest income	$42,617	$39,121
Add: Non-interest income	9,654	8,239
Less: Non-interest expense	31,892	27,804
PPNR (non-GAAP)	$20,379	$19,556

Non-GAAP Reconciliations (1):

	(unaudited)
	Three Months Ended
	March 31,
	2022	2021
Calculation of return on average tangible common equity:
Net income available to common stockholders	$14,170	$13,106
Average tangible common shareholders' equity	339,825	318,358
Return on average tangible common equity (non-GAAP) (annualized)	16.91%	16.70%

Non-GAAP Reconciliations (1):

	(unaudited)
	Three Months Ended
	March 31,
	2022	2021
Calculation of non-interest income excluding net realized gains on available-for-sale securities:
Non-interest income	$9,654	$8,239
Less: net realized gains on available-for-sale securities	651	0
Adjusted non-interest income	$9,003	$8,239